Vanguard Extended Market Index Fund
Vanguard Mid-Cap Index Fund
Vanguard Mid-Cap Growth Index Fund
Vanguard Mid-Cap Value Index Fund
Vanguard Small-Cap Index Fund
Vanguard Small-Cap Growth Index Fund
Vanguard Small-Cap Value Index Fund
Vanguard Tax-Managed Capital Appreciation Fund
Vanguard Tax-Managed Small-Cap Fund

Supplement to the Prospectus

Each Fund's dividend distribution frequency has changed from annual to quarterly. The first quarterly dividend payment will be made in September 2015 and will include income earned from the first through third quarters. The fourth quarter payment will be made in December 2015.

Prospectus Text Changes

In the Dividends, Capital Gains, and Taxes section, under
"Fund Distributions," the text is revised to indicate that income dividends are generally distributed quarterly in March, June, September, and December; and that capital gains distributions, if any, generally occur annually in December.

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Vanguard Marketing Corporation, Distributor. PS DIVB 032015